Exhibit 10.9
SECOND AMENDMENT TO
CHAMPION EMPLOYMENT AGREEMENT
     This is a SECOND AMENDMENT (“Second Amendment”), effective as of this 31st day of December, 2005, to that certain Employment Agreement dated as of June 16, 2003, as amended by that certain First Amendment dated August 1, 2005 (as so amended, the “Employment Agreement”), by and between CHARLES F. CHAMPION (the “Executive”) and YOUBET.COM, INC., a Delaware corporation (the “Company”) (collectively, the “Parties”).
     WHEREAS, the Company and the Executive desire to amend the provisions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
     1. Employment; Duties and Acceptance. Paragraph 1 of the Employment Agreement is amended by deleting the “Location of Employment” paragraph, and substituting the following in lieu thereof:
“Location of Employment. Executive shall render his services primarily from the Company’s headquarters in Southern California, provided, however, that the Company recognizes and agrees that from time to time Executive may need to travel to Pennsylvania to fulfill certain personal responsibilities.”
     2. Fringe Benefits. The Executive acknowledges and agrees that the Company’s prior payments on account of, and the Company’s agreement to continue to pay the premiums due under, Executive’s existing $9 million term life insurance policy satisfies the Company’s obligation to pay the premiums for a “whole life” insurance policy, as set forth in Paragraph 4(a) of the Employment Agreement.
     3. Duplicate Living Expenses. Paragraph 4(d) of the Employment Agreement shall be amended to read as follows: “The Company agrees that it will continue to reimburse Executive for his living expenses, at the existing per annum rate of $60,000 per year, in order to maintain his additional home in Pennsylvania, for the extended period commencing June 17, 2005, and ending upon the earliest to occur of the sale of Executive’s Pennsylvania residence (in which event such reimbursement shall be prorated on a monthly basis) or June 30, 2006, provided, however, that if such reimbursement is to continue beyond said date, the approval of the Compensation Committee shall be required.”

     4. This Second Amendment will be effective as of the date first written above.
     5. Except to the extent noted, and as may be necessary to give full force and effect to the foregoing, the Employment Agreement shall continue unchanged, and in full force and effect.
     IN WITNESS WHEREOF, each of the Parties has executed this Second Amendment on the date(s) indicated below.

YOUBET.COM, INC.		CHARLES F. CHAMPION

By:	/s/ Gary Sproule	/s/ Charles Champion

Name:	Gary Sproule	Date: January 11, 2006

Title:	Chief Financial Officer

Date:	January 11, 2006